                                           ECONOMIC CONSULTING AGREEMENT

October 18, 1996


Primark Decision Economics, Inc.
260 Franklin Street
15th Floor
Boston, MA  02110


Ladies and Gentlemen:

                  Preferred Income Fund Incorporated, Preferred Income Opportunity Fund Incorporated and Preferred Income Management Fund Incorporated (each a "Company" and together the "Companies"), each a corporation organized under the laws of the State of Maryland, each herewith confirms its agreement with Primark Decision Economics, Inc. (the "Economic Consultant"), a corporation organized under the laws of the Commonwealth of Massachusetts, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1.       Investment Description; Appointment

                  Each Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as the same may from time to time be amended, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Each Company desires to employ and hereby appoint the Economic Consultant to act as economic consultant to the Company. The Economic Consultant accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

                  2.        Services as Economic Consultant

                  The Economic Consultant will provide the services set forth in Exhibit A and such other services reasonably incidental thereto.

                  3.       Standard of Care

                  The Economic Consultant shall exercise its best judgment in rendering the services described in paragraph 2 above. The Economic Consultant shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Companies or by Flaherty & Crumrine Incorporated (the "Adviser") in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Economic Consultant against any liability to the Adviser, the Companies or their shareholders to which the Economic Consultant would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                  4.       Compensation

                  In consideration of the services rendered pursuant to this Agreement, the Companies will pay the Economic Consultant an annual fee, such amount to be paid in equal quarterly installments, in the aggregate amount of $136,000, each Company to be solely responsible for payment of one-third of such amount. The Economic Consultant agrees that no Company will be responsible to pay amounts owed to the Economic Consultant by any other Company. The fee payable to the Economic Consultant for the period from the date of this Agreement to the end of the first calendar quarter thereafter shall be prorated according to the proportion that such payment bears to the full quarterly payment.

                  5.       Expenses

                  The Economic Consultant will bear all expenses in connection with the performance of its services under this Agreement. Each Company will bear certain other expenses to be incurred in its operation, including: organizational expenses, taxes, interest, brokerage costs and commissions and stock exchange fees; fees of directors of the Company who are not officers, directors or employees of the Adviser; Securities and Exchange Commission fees; state Blue Sky qualification fees; charges of the custodian, any sub-custodians and transfer and dividend-paying agent; expenses in connection with the Company's Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders' reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; expenses in connection with auctions of shares of auction rate preferred stock proposed to be issued by the Company; litigation and other extraordinary or non-recurring expenses.

                  6.       Services to Other Companies or Accounts

                  Each Company understands that the Economic Consultant now acts, will continue to act or may act in the future as economic adviser or investment adviser to fiduciary and other managed accounts or as economic adviser or investment adviser to one or more other investment companies, and the Company has no objection to the Economic Consultant so acting. Each Company understands that the persons employed by the Economic Consultant to assist in the performance of the Economic Consultant's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Economic Consultant or any affiliate of the Economic Consultant to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                  7.       Term of Agreement

                  This Agreement shall become effective as of the date hereof and shall remain in effect with respect to a Company from year to year so long as such continuance is specifically approved at least annually by the Board of Directors of the Company. This Agreement is terminable with respect to each Company separately by that Company or by the Economic Adviser on 60 days' written notice to the other party. Any termination with respect to one Company shall not affect the continued operation of the Agreement with respect to any other Company. Any termination shall be without penalty and any notice of termination shall be deemed given when received by the addressee.

                  8.       No Assignment

                  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by any party hereto. It may be amended by mutual agreement in writing by the parties hereto.

                  9.        Entire Agreement

                  This Agreement constitutes the entire agreement among the parties hereto.

                  10.      Governing Law

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

                  If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                                     Very truly yours,

                                                     PREFERRED INCOME FUND
INCORPORATED

                          PREFERRED INCOME OPPORTUNITY
                                                     FUND INCORPORATED

                           PREFERRED INCOME MANAGEMENT
                                                     FUND INCORPORATED



                                                     By:    ROBERT T. FLAHERTY
                                                            Robert T. Flaherty
                                                        Chief Executive Officer


Accepted:

PRIMARK DECISION ECONOMICS, INC.


By:      ALLEN SINAI
         Allen Sinai
         Chief Executive Officer

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g:\shared\lehman\f&c\pfd\agrmnts\ecocon96.doc

                                                 CLIENT AGREEMENT


                                    Prepared for  Preferred Income Fund
                                              Preferred Income Opportunity Fund
                                              Preferred Income Management Fund


Services  of  Primark  Decision  Economics,   Inc.  ("PDE")  provided
  to  the  above-listed  investment  companies
("Clients") as outlined in the attached Economic Consulting Agreement.

PRIMARK DECISION ECONOMICS, INC.


By:      ALLEN SINAI
         Allen Sinai
         Chief Executive Officer


Accepted and agreed this 18th day of October, 1996.


PREFERRED INCOME FUND INCORPORATED
PREFERRED INCOME OPPORTUNITY FUND INCORPORATED
PREFERRED INCOME MANAGEMENT FUND INCORPORATED


By:      ROBERT T. FLAHERTY
         Robert T. Flaherty
         Chief Executive Officer

EXHIBIT A

Information Services

         o Economic Consultant - The Economic Consultant may be designated as such, where desired, in any literature relating to the Companies.

         o Economic Adviser - Dr. Allen Sinai may be designated as th Economic Adviser to the Companies, where desired, in any literature relating to the Companies.

         o Publications - Selected publications will be provided to the Adviser on behalf of the Companies as indicated in Attachment A.

         o Strategic Planning - Periodic (4 to 5 and, as needed) in person or telephone strategy sessions with
             Dr. Allen Sinai.

         o Priority Telephone Access - Telephone access to Dr. Allen Sinai and other senior staff of the Economic Consultant, including Managing Directors Pierre Ellis and David Kelly, initiated by the Adviser on behalf of the Companies.

         o Consultations with the Economic Consultant's Economists and Staff may be initiated by individuals from any of the Companies at any time on data, other information, Washington policy, etc.


High-Frequency Personal Information Support

         o High frequency telephone support from Pierre Ellis to the Adviser on U.S. and international economic indicators and from Dr. Allen Sinai on the most key indicators.

         o Telephone support to the Adviser from David Kelly on macroeconomic trends as they pertain to the banking and utility industries.


Telecommunication

         o Tele-conference calls by the Economic Consultant, on notice, with other clients.


Customized Economic Research and Projects

         o At the request of the Companies, the Economic Consultant will provide customized economic research and/or conduct economic projects, subject to such additional fees as are agreed upon in advance.


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                                                   Attachment A


Publications:

1.    Weekly Executive Summary (Sinai) -- Fax, Internet (not mailed)

2.    Daily Staff Summary (worldwide, staff) -- Fax (not mailed)

3. Comments on Current Economic Indicators and Events (worldwide, staff) -- Fax (not mailed)

4.    Forecast Calendars -- U.S., Germany, Japan -- Fax (not mailed)

5.    Bulletins (periodic) -- Fax, mail

6.    Economic Outlook and Issues (monthly, 10 times per year) -- mail

7.    World Economic View (quarterly, 3 times a year) -- mail

8.    Global Economic Developments in review (weekly) -- mail

9.    Prospects (biweekly) -- mail